EXHIBIT 3

[State Seal}	ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4201 (775) 684 5708 Website: www.nvsos.gov

		Filed in the office of	Document Number
20100584447-85
Filing Date and Time
		Ross Miller	08/04/2010 2:00 PM
Certificate of Amendment (PURSUANT TO NRS 78-385 AND 78.390)		Secretary of State	Entity Number
		State of Nevada	C25796-2004

USE BLACK INK ONLY • DO NOT HIGHLIGHT		ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)
1. Name of corporation:

MIDNIGHT CANLDE COMPANY
2. The articles have been amended as follows (provide article numbers, if available):

ARTICLE I, NAME

The complete name of this corporation shall be SEFE, Inc.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 81.6%

4.  Effective date of filing: (optional)  07/20/10

5. Signature (Required):

/s/ Patrick Deparini
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.